Exhibit 99.3

WildFire Energy I LLC

Condensed Consolidated Interim Financial Statements

For the quarterly period ended March 31, 2026 and 2025

(Unaudited)

Unaudited Condensed Consolidated Interim Financial Statements:

Condensed Consolidated Interim Balance Sheets	3

Condensed Consolidated Interim Statements of Operations	4

Condensed Consolidated Interim Statements of Unit Holders’ Equity	5

Condensed Consolidated Interim Statements of Cash Flows	6

Notes to Condensed Consolidated Interim Financial Statements:	7

1. Organization and Significant Accounting Policies	7

2. Revenue Recognition	8

3. Acquisitions and Divestitures	8

4. Oil and Natural Gas Properties	8

5. Long–Term Debt	8

6. Asset Retirement Obligations	9

7. Fair Value Measurements	10

8. Derivative Financial Instruments	12

9. Commitments and Contingencies	13

10. Income Taxes	13

11. Defined Contribution Plan	14

12. Incentive Units	14

13. Related Party Transactions	14

14. Supplemental Disclosures	14

15. Subsequent Events	16

WildFire Energy I LLC

Condensed Consolidated Interim Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$13,192	$2,364
Accounts receivable, net	163,430	96,751
Inventory	6,228	8,019
Short-term derivative instruments	4,624	65,083
Debt issuance cost	7,219	7,212
Prepaids and other current assets	6,038	6,194
Total current assets	200,731	185,623
Oil and natural gas properties, successful efforts method:
Proved oil and natural gas properties	4,471,156	4,411,357
Unproved oil and natural gas properties	11,030	11,033
Other property and equipment	92,952	91,004
Accumulated depreciation, depletion and impairment	(2,025,697)	(1,957,022)
Total property and equipment, net	2,549,441	2,556,372
Other non-current assets
Debt issuance costs	14,221	15,984
Long-term derivative instruments	1,485	48,339
Right of use lease asset	5,812	6,369
Other non-current assets	152	152
TOTAL ASSETS	$2,771,842	$2,812,839
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$18,650	$15,158
Revenues and royalties payable	102,627	85,099
Accrued liabilities	82,140	83,875
Short-term derivative instruments	134,568	—
Asset retirement obligations	4,462	4,462
Income tax payable	954	207
Current portion of long-term debt	41,941	59,042
Other current liabilities	2,460	2,390
Total current liabilities	387,802	250,233
Non-current liabilities:
Long-term debt, net	708,162	700,755
Long-term derivative instruments	11,135	1,197
Asset retirement obligations	124,715	122,185
Deferred income tax	5,972	7,874
Operating lease liability	7,452	8,024
Total non-current liabilities	857,436	840,035
Commitments and Contingencies (Note 9)
Unit holders' equity
Unit holder contributions	751,574	751,574
Retained earnings	775,030	970,997
Total unit holders’ equity	1,526,604	1,722,571
TOTAL LIABILITIES AND UNIT HOLDERS' EQUITY	$2,771,842	$2,812,839

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

WildFire Energy I LLC

Condensed Consolidated Interim Statements of Operations

(Unaudited, in thousands)

	Three months ended
	March 31,
	2026	2025
REVENUES
Oil	$249,068	$216,131
Natural gas	6,893	8,780
NGLs	9,031	10,838
Other operating revenues	11,859	8,677
Total operating revenues	276,851	244,426

OPERATING COSTS AND EXPENSES
Lease operating expenses	28,823	30,548
Gathering, processing and transportation expense	108	114
Taxes other than income	19,859	19,343
Other operating expenses	6,477	2,843
Depreciation, depletion, amortization and accretion	71,020	63,038
Exploration expenses	3	433
General and administrative expenses	7,551	6,415
Total operating costs and expenses	133,841	122,734

Income from operations	143,010	121,692

OTHER INCOME (EXPENSE)
Gain (loss) on derivative instruments	(273,036)	126
Interest expense	(18,190)	(22,198)
Other income	94	280
Total other expense	(291,132)	(21,792)
Income (loss) before income taxes	(148,122)	99,900
Income tax (expense) benefit	1,155	(881)
Net income (loss)	$(146,967)	$99,019

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

WildFire Energy I LLC

Condensed Consolidated Interim Statements of Unit Holders' Equity

(Unaudited, in thousands)

	Unit holders’ contributions	Retained earnings	Total unit holders' equity
Balance, December 31, 2025	751,574	970,997	1,722,571
Unit holders' contributions	—	—	—
Unit holders' distributions	—	(49,000)	(49,000)
Net Loss	—	(146,967)	(146,967)
Balance, March 31, 2026	$751,574	$775,030	$1,526,604

	Unit holders’ contributions	Retained earnings	Total unit holders' equity
Balance, December 31, 2024	$751,574	$665,395	$1,416,969
Unit holders' contributions	—	—	—
Unit holders' distributions	—	(39,200)	(39,200)
Net income	—	99,019	99,019
Balance, March 31, 2025	751,574	725,214	1,476,788

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

WildFire Energy I LLC

Condensed Consolidated Interim Statements of Cash Flows

(Unaudited, in thousands)

	Three months ended
	March 31,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$(146,967)	$99,019
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	71,020	63,038
Write-off expired oil and natural gas leases	3	623
(Gain) loss on derivative instruments	273,036	(126)
Net cash (paid) received in settlement of commodity derivatives contracts	10,882	(9,784)
Settlements paid for asset retirement obligations	(716)	(811)
Lease amortization	11	144
Amortization of debt issuance costs	2,439	3,623
Amortization of deferred acquisition payment	1,710	2,662
Deferred income tax	(1,902)	443
Changes in assets and liabilities:
Increase in accounts receivable	(72,796)	(4,026)
Decrease in prepaid expenses	137	877
Decrease in inventory	1,792	927
Increase in accounts payable	23,240	3,829
Decrease in accrued liabilities	(14,502)	(16,385)
Net cash provided by operating activities	147,387	144,053
Cash flows from investing activities:
Leasehold acquisition	—	(112)
Proved property acquisition	(474)	(14,746)
Drilling and development capital expenditures	(73,112)	(66,034)
Other property and equipment expenditures	(1,948)	(208)
Net cash used in investing activities	(75,534)	(81,100)
Cash flows from financing activities:
Advances on revolving credit facility	221,000	224,000
Payments on revolving credit facility	(173,000)	(193,000)
Payment of deferred acquisition costs	(60,000)	(60,000)
Cash paid for deferred financing costs	(25)	(59)
Unit holders’ distributions	(49,000)	(39,200)
Net cash used in financing activities	(61,025)	(68,259)
Net increase (decrease) in cash	10,828	(5,306)
Cash at beginning of period	2,364	12,009
Cash at end of period	$13,192	$6,703

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

WildFire Energy I LLC

Notes to the Condensed Consolidated Interim Financial Statements

(Unaudited)

1. Organization and Significant Accounting Policies

Organization

WildFire Energy I LLC, a Delaware limited liability company (“WildFire” and together with its consolidated subsidiaries, the “Company”) is an independent energy company focused on the acquisition, exploration and production of oil and natural gas properties in the United States, primarily targeting the Eagle Ford, Woodbine and Austin Chalk formation in East Texas, through the application of modern technology and production optimization. The Company's operations are primarily in the upstream segment of the oil and natural gas industry.

As a holding company, WildFire has no operations and conducts all of its business through its consolidated direct wholly owned subsidiary, WildFire Intermediate Holdings LLC, and its consolidated indirect wholly owned subsidiary WildFire Energy Operating LLC.

Basis of Presentation

The unaudited condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting. Accordingly, certain disclosures normally included in our annual audited financial statements have been omitted. The condensed consolidated interim financial statements and related notes included in this report should be read in conjunction with the consolidated financial statements and related notes included in the Company's audited consolidated financial statements as of and for the year ended December 31, 2025. Except as disclosed herein, there have been no material changes to the information disclosed in the notes to the audited consolidated financial statements as of and for the year ended December 31, 2025.

The condensed consolidated interim financial statements include the accounts of the Company and its subsidiaries after elimination of intercompany transactions and balances. WildFire's sole material assets consist of ownership interests in its consolidated wholly owned subsidiary, WildFire Intermediate Holdings LLC, and there is no material difference of the operations, cash flows, material assets or liabilities between WildFire and WildFire Intermediate Holdings, LLC.

The accompanying unaudited condensed consolidated interim financial statements, in management's opinion, reflect all necessary adjustments for the fair presentation of its financial positions, results of operations and cash flows for the periods presented. Such adjustments are of a normal, recurring nature. The consolidated balance sheet as of December 31, 2025, was derived from the audited consolidated financial statements.

Recent Accounting Pronouncements

In March 2024, the FASB issued ASU 2024-01, Compensation-Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which provides illustrative guidance to help entities determine whether profits interest and similar awards should be accounted for as share-based payment arrangements within the scope of ASC 718, Compensation-Stock Compensation. The Company adopted this standard on January 1, 2026. The adoption of this guidance did not have a material impact on the Company’s financial statements or disclosures, as the Company’s existing accounting for incentive units is consistent with the clarified scope.

In November 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements, which centralizes and clarifies interim disclosure requirements under GAAP. The Update provides a comprehensive list of required interim disclosures and introduces a disclosure principle requiring entities to report events occurring since the most recent annual period that have a material impact on the entity, regardless of whether such disclosures are specifically listed in Topic 270. Additionally, the amendments clarify the form and content of interim financial statements to ensure reporting consistency. For the Company, the amendments are effective for interim reporting periods within annual reporting periods beginning after December 15, 2028, with early adoption permitted. The Company is currently evaluating the impact of the adoption of this guidance on its financial statement disclosures.

2. Revenue Recognition

The Company's revenues are comprised of revenue from customers and include the sale of oil, natural gas, NGLs and other operating revenues. The Company believes that the disaggregation of revenue into these four major categories, as presented in the condensed consolidated interim statements of operations, appropriately depicts the nature of each revenue stream. The Company's “Accounts receivable, net” balance consist mainly of trade receivables from oil and natural gas sales, joint interest billing due from owners, trade receivables from sand mine operations and other receivables. Trade receivables from oil and natural gas sales totaled $149.7 million as of March 31, 2026 and $85.1 million as of December 31, 2025. For further detail regarding the Company's revenue recognition policies, refer to Note 1 - Organization and Summary of Significant Accounting Policies included in the Company's audited consolidated financial statements as of and for the year ended December 31, 2025.

3. Acquisitions and Divestitures

2025 Bolt-on Asset Acquisitions

During 2025, WildFire completed five bolt-on acquisitions of oil and natural gas properties for a cumulative adjusted purchase price of approximately $4.1 million. These transactions were recorded as asset acquisitions in accordance with ASC Topic 805, Business Combinations.

4. Oil and Natural Gas Properties

For the three months ended March 31, 2026 and 2025, depletion expense for oil and gas producing property and related equipment were $67.9 million and $60.3 million, respectively.

5. Long–Term Debt

Long term debt consisted of the following as of March 31, 2026 and December 31, 2025 (in thousands):

	March 31,	December 31,
	2026	2025
Current portion of deferred acquisition costs	$41,941	$59,042
Current portion of long-term debt	$41,941	$59,042
Revolving credit facility	$118,000	$70,000
7.50% Senior Notes due 2029, net, 8.03% effective rate	590,162	589,567
Deferred acquisition costs, 7.26% effective rate	—	41,188
Long-term debt	$708,162	$700,755
Total debt	$750,103	$759,797

Total interest expense incurred for the three months ended March 31, 2026 and 2025 were $18.2 million and $22.2 million, respectively, net of capitalized interest of $0.4 million and $0.5 million, respectively.

Wildfire Revolving Credit Facility

The Company has a credit agreement with a syndicate of banks that provides for a secured revolving credit facility, maturing on March 19, 2029 (the "Credit Agreement"). As of March 31, 2026, the Credit Agreement had a borrowing base and an elected commitment of $1.5 billion. As of March 31, 2026, the Company had $118.0 million drawn and $1.4 billion in available borrowing capacity under the revolving credit facility.

The Credit Agreement contains restrictive covenants and requires the Company to maintain compliance with certain financial ratios. The Company was in compliance with the Credit Agreement's covenants and the applicable financial ratios as of March 31, 2026 and December 31, 2025. Refer to Note 7 - Long-Term Debt included in the Company's audited consolidated financial statements as of and for the year ended December 31, 2025 for more details on the Company's Credit Agreement.

For the three months ended March 31, 2026 and 2025, interest expense and commitment fees incurred on the revolving credit facility were $5.0 million and $8.2 million. These amounts include $1.8 million and $3.0 million of amortization of deferred financing costs, respectively.

For the three months ended March 31, 2026 and 2025, the weighted average interest rate on borrowings under the revolving credit facility averaged 5.93% and 6.94% per annum, respectively, which excluded commitment fees and amortization of deferred financing costs.

7.5% Unsecured Senior Notes due 2029

On September 26, 2024, WildFire issued $600 million aggregate principal amount of unsecured 7.5% senior notes, maturing on October 15, 2029 (the "Notes") for net proceeds of $588.0 million, after deducting commissions and transaction costs (the "Notes Offering").

In connection with the completion of the Notes Offering, WildFire, entered into an indenture, dated as of September 26, 2024 (the "Indenture"), among WildFire, its subsidiaries ("Guarantors"), and U.S. Bank Trust Company, National Association, as Trustee.

In connection with the offering, the Company incurred commissions and transaction costs of approximately $13.3 million. These costs are capitalized and amortized using the effective interest rate method over the term of the Notes and are included in the condensed consolidated interim statement of operations. The unamortized portion of these deferred financing costs is included as a reduction to the carrying value of the Notes. Refer to Note 7 - Long-Term Debt included in the Company's audited consolidated financial statements as of and for the year ended December 31, 2025 for more details on the Company's unsecured senior notes.

For the three months ended March 31, 2026 and 2025, the company recorded total interest expense of $11.8 million and $11.8 million, respectively, associated with the notes, including the amortization of commissions and issuance costs.

Deferred Acquisition Costs

In connection to the Chesapeake Acquisition, the Company recognized a debt obligation for deferred payments of $60 million due on each of March 1 of 2024, 2025 and 2026, and $45 million due on March 1, 2027. These payments were recorded at their present value, upon the acquisition close date. The present value of the deferred payments was calculated using an appropriate discount rate, reflecting the time value of money. Subsequent to the initial recognition, the balances are being accreted to their face value using the effective interest method, and an interest expense is recognized in the statement of operations. Any changes in the carrying amount of the debt due to accretion are recognized as interest expense in the period incurred. For the three months ended March 31, 2026 and 2025, interest expense incurred on the deferred acquisition costs were $1.7 million and $2.7 million, respectively.

6. Asset Retirement Obligations

The Company’s asset retirement obligations represent the present value of estimated future costs associated with the plugging and abandonment of oil and natural gas wells, removal of equipment and facilities from leased acreage, and land restoration in accordance with applicable local, state and federal laws. The Company determines its asset retirement obligation amounts by calculating the present value of the estimated future cash outflows associated with its plug and abandonment obligations. The associated asset retirement costs are capitalized as part of the carrying amount of proved properties. Subsequent to initial measurement, asset retirement obligations are required to be accreted each period. The following table provides a reconciliation of the Company’s asset retirement obligations (in thousands):

	March 31,	December 31,
	2026	2025
Asset retirement obligation, January 1	$126,647	$109,388
Liabilities incurred for new wells and facilities construction	901	9,565
Liabilities incurred for acquired wells	—	2,358
Reduction due to plugged and abandoned wells	(716)	(1,635)
Reduction due to sold wells	—	(62)
Revision of estimates	—	(1,298)
Accretion	2,345	8,331
Asset retirement obligation, end of period	$129,177	$126,647

7. Fair Value Measurements

The Company categorizes assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. The three levels are defined as follows:

Level 1 – Unadjusted, quoted Prices in active markets for Identical assets or liabilities at the measurement date.

Level 2 – Inputs, other than quoted prices within Level 1, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument's anticipated life.

Level 3 – Valuations that require inputs that are both unobservable and significant to the fair value measurement. Valuation under Level 3 generally involves a significant degree of judgment from management.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels during the three months ended March 31, 2026.

Fair Value on a Recurring Basis

Derivative Financial Instruments

Derivative financial instruments are carried at fair value and measured on a recurring basis. The derivative financial instruments consist primarily of fixed price and basis swap agreements with a limited amount of Henry Hub gas collars. The Company’s commodity price hedges are valued based on discounted future cash flow models that are primarily based on published forward commodity price curves. These inputs are designated as Level 2 within the valuation hierarchy.

The fair values of derivative instruments in asset positions include measures of counterparty nonperformance risk, and the fair values of derivative instruments in liability positions include measures of the Company’s nonperformance risk. These measurements were not material to the condensed consolidated interim financial statements. The following table summarizes the fair value of the Company’s financial assets and liabilities, by level within the fair value hierarchy (in thousands):

March 31, 2026	Level 1	Level 2	Level 3	Total
Financial assets
Derivative asset - current	$—	$4,624	$—	$4,624
Derivative asset - non-current	—	1,485	—	1,485
Total financial assets	—	6,109	—	6,109

Financial liabilities
Derivative liability - current	—	134,568	—	134,568
Derivative liability - non-current	—	11,135	—	11,135
Total financial liabilities	$—	$145,703	$—	$145,703

December 31, 2025
Financial assets
Derivative asset - current	$—	$65,083	$—	$65,083
Derivative asset - non-current	—	48,339	—	48,339
Total financial assets	—	113,422	—	113,422

Financial liabilities
Derivative liability - current	—	—	—	—
Derivative liability - non-current	—	1,197	—	1,197
Total financial liabilities	$—	$1,197	$—	$1,197

Commodity derivative instrument models consider various assumptions, including quoted forward prices for commodities, time value and volatility. These assumptions are observable in the marketplace throughout the full term of the contract, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace, and are therefore designated as Level 2 within the valuation hierarchy. The discount rates used in the fair values of these instruments include a measure of either the Company’s or the counterparty’s nonperformance risk, as appropriate. The Company utilizes its counterparty’s valuations to assess the reasonableness of its own valuations.

Fair Value on a Nonrecurring Basis

The Company applies the provisions of the fair value measurement standard on a non-recurring basis to its non-financial assets and liabilities, including oil and natural gas properties, business combination and asset retirement obligations. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value estimation when acquisitions occur or asset retirement obligations are recorded. These are considered Level 3 valuations. See further discussion in Note 3, "Acquisitions and Divestitures".

Asset retirement obligations are recorded at fair value in the period in which the liability is incurred. Fair value is determined by calculating the present value of estimated future cash flows related to the liability. To estimate the future asset retirement obligation, management must make judgments and estimates regarding the timing and existence of a liability and what constitutes sufficient restoration under the current regulatory requirements. Fair value calculations inherently involve numerous assumptions and judgments such as the ultimate costs, inflation factors, credit-adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments.

Items Not Recorded at Fair Value

The carrying amounts reported on the condensed consolidated interim balance sheets for cash, accounts receivable, prepaid expenses, other current assets, accounts payable, revenues and royalties payable, accrued expenses and other current liabilities approximate their fair values.

The Company has not elected to account for its debt instruments at fair value. Borrowing under the revolving credit facility bear interest at floating market rates, therefore the carrying amount and fair value were approximately equal as of March 31, 2026 and December 31, 2025. The 7.5% Unsecured Senior Notes due 2029 had a carrying value of $590.2 million, net of $9.8 million in deferred financing costs, and an estimated fair value of $608.0 million as of March 31, 2026.

8. Derivative Financial Instruments

The Company is exposed to certain risks relating to its ongoing business operations and uses derivative instruments to manage its commodity price risk.

Commodity Derivative Instruments

The Company may periodically use derivative instruments, such as fixed price swaps, basis swaps, costless collars, and other similar agreements to achieve a more predictable cash flow by reducing its exposure to commodity price volatility. Commodity derivative contracts are thereby used to ensure adequate cash flow to fund the Company’s capital programs and to manage returns on acquisitions and drilling programs. While the use of these instruments limits the downside risk of adverse price changes, their use may also limit future revenues from favorable price changes. The Company does not enter into derivative contracts for speculative or trading purposes. A description of the Company's derivative financial instruments is provided below:

Fixed price swaps. Derivative instruments designed to establish a fixed price for anticipated future oil and natural gas production.

Basis swaps. Derivative instruments designed to guarantee a price differential for natural gas from a specified delivery point.

Costless collars. Derivative instruments designed to limit the range of natural gas price fluctuations by establishing a floor and a ceiling price, allowing the Company to benefit from favorable market movements while protecting against adverse price declines.

In January 2026, the Company restructured certain of its 2028 crude oil derivative contracts by entering into offsetting purchase contracts and simultaneously executing new crude oil swap contracts for the 2026 calendar year. This transaction was designed to monetize the fair value of the 2028 positions to support 2026 cash flows. The restructuring was completed on a cashless basis and did not result in an other-than-insignificant financing element at inception under ASC 815. Accordingly, the restructured contracts continue to be recognized at fair value on the condensed consolidated interim balance sheets, with changes in fair value recognized in earnings and all associated cash settlements classified within operating activities in the condensed consolidated interim statements of cash flows.

The derivative instruments below are not formally designated for hedge accounting treatment. The Company had the following open crude oil and natural gas derivative contracts as of March 31, 2026:

	2026	2027	2028	2029
Crude Oil Derivative Contracts:
Fixed price swap contracts
Volume (Bbl)	7,420,428	5,810,016	—	—
Weighted-average fixed price	$64.50	$65.02	$—	$—

Natural Gas Derivative Contracts:
Fixed price swap contracts
Volume (MMBtu)	6,890,444	8,399,138	4,006,761	1,719,975
Weighted-average fixed price	$4.04	$3.81	$3.67	$3.77

Basis swap
Volume (MMBtu)	7,136,665	8,445,454	3,298,473	—
Weighted-average fixed price	$(0.37)	$(0.35)	$(0.27)	$—

Costless Collars
Volume (MMBtu)	158,926	46,317	—	—
Bought Floor	$2.90	$2.90	$—	$—
Sold Ceiling	$4.85	$4.85	$—	$—

Balance Sheet Presentation

The Company’s commodity derivatives are measured at fair value and are included in the accompanying condensed consolidated interim balance sheets as a derivative asset or liability. The Company had a net derivative liability of $139.6 million as of March 31, 2026, and a net derivative asset of $112.2 million as of December 31, 2025. The following table summarizes both: (i) the gross fair value of derivative instruments by the appropriate balance sheet classification when the derivative instruments are subject to netting arrangements and qualify for net presentation in the balance sheet and (ii) the net recorded fair value as reflected on the balance sheet as of March 31, 2026 and December 31, 2025 (in thousands). There was no cash collateral received or pledged associated with our derivative instruments since the counterparties to our derivative contracts are lenders under our collective credit agreements.

		Asset Derivatives		Liability Derivatives
Type	Balance Sheet Location	2026	2025	2026	2025
Commodity contracts	Short-term derivative instruments	$5,898	$65,586	$135,842	$503
Netting arrangements	Short-term derivative instruments	(1,274)	(503)	(1,274)	(503)
Net recorded fair value		$4,624	$65,083	$134,568	$—

Commodity contracts	Long-term derivative instruments	$5,433	$49,878	$15,083	$2,736
Netting arrangements	Long-term derivative instruments	(3,948)	(1,539)	(3,948)	(1,539)
Net recorded fair value		$1,485	$48,339	$11,135	$1,197

None of the Company’s derivative instruments contain credit-risk-related contingent features. The counterparties to the Company’s derivative contracts are high credit-quality financial institutions that are lenders under the Company’s credit agreement. The Company uses only credit agreement participants to hedge with, since these institutions are secured equally with the holders of the Company’s bank debt, which eliminates the potential need to post collateral when the Company is in a derivative liability position.

Gain & (Loss) on Derivatives

All gains and losses, including changes in the derivative instruments’ fair values, are included as a component of “Other income (expense)” in the condensed consolidated interim statements of operations. The following table details the gains and losses related to derivative instruments for the three months ended March 31, 2026 and 2025 (in thousands):

		Three months ended
		March 31,
	Statement of Operations Location	2026	2025
Realized cash settlement gains (losses)	Gain (loss) on derivative instruments	$(21,217)	$(9,738)
Unrealized mark-to-market derivative gains	Gain (loss) on derivative instruments	$(251,819)	$9,864

9. Commitments and Contingencies

Legal

From time to time, the Company may be involved in various legal proceedings and claims in the ordinary course of business. In management’s opinion, the outcome of any such currently pending legal action will not have a material adverse effect on our financial positions or results of operations.

Environmental and Governmental Regulation

Many aspects of the oil and natural gas industry are extensively regulated by federal, state, and local governments in the area in which the Company has operations. Regulations govern such things as drilling permits, environmental protection and pollution control, spacing of wells, the unitization and pooling of properties, reports concerning operations, royalty rates, and various other matters, including taxation. Oil and natural gas industry legislation and administrative regulations are periodically changed for a variety of political, economic, and other reasons. As of March 31, 2026 and December 31, 2025, the Company has not been fined or cited for any violations of governmental regulations that would have a material adverse effect upon its financial condition.

10. Income Taxes

The Company has calculated a state income tax benefit of $1.2 million and expense of $0.9 million for the three months ended March 31, 2026 and 2025, respectively, which included a deferred income tax benefit of $1.9 million and expense of $0.4 million, respectively.

The Company had no significant uncertain tax positions and has not recorded any liabilities as of March 31, 2026. As of March 31, 2026, the Company made no provision for interest or penalties related to uncertain tax positions.

There are currently no federal or state income tax examinations under way and tax returns for the periods ended December 31, 2019 through the current year are still open to examination.

11. Defined Contribution Plan

The Company sponsors a 401(k) defined contribution plan for the benefit of all employees at the date of hire. The plan allows employees to make contributions of their annual compensation up to the annual limits established by the federal government. The Company makes contributions of 6% of an employee’s compensation up to annual limits established by the federal government and employees are fully vested in the employer contribution upon receipt. The Company contributed $0.2 million and $0.1 million for the three months ended March 31, 2026 and 2025, respectively. These amounts were recorded as “General and administrative, net” on the accompanying condensed consolidated interim statements of operations.

12. Incentive Units

The Limited Liability Company Agreement (the "Company Agreement") allows for the sharing of gain upon monetization either through a return of capital contributions, plus multiples of capital, through recapitalization, sale or merger or through a return of capital to the unit holders through other means.

The Company's Agreement allows for the sharing of gain upon monetization through Series B units (“incentive units”). From time to time, the Board of Directors has and may issue incentive units in consideration of services rendered by employees. The payout is generally dependent upon monetization achieved by the incentive unit holders’, with payments in the form of cash.

The amount of participation by incentive unit holders can vary depending upon the level of monetization achieved by the unit holders. The incentive units are being accounted for as liability-classified awards as achievement of the payout conditions are required for settlement of such awards by transferring cash to the incentive unit holder. Compensation cost is recognized only if the performance condition is probable of being satisfied at each reporting date.

For the three months ended March 31, 2026 and 2025, the Board of Directors authorized cash distributions to unit holders, as a return of contributed capital, of $49.0 million and $39.2 million, respectively. In connection with these distributions, the Board of Directors authorized special advance distributions to incentive unit holders of $1.0 million and $0.8 million for the three months ended March 31, 2026 and 2025, respectively, which were recorded as compensation expense.

13. Related Party Transactions

The Company has not identified any related party transactions during the three months ended March 31, 2026 and 2025.

14. Supplemental Disclosures

Accounts Receivable

The following table summarizes the Company's accounts receivable as of March 31, 2026 and December 31, 2025 (in thousands):

	March 31,	December 31,
	2026	2025
Accrued oil and natural gas sales, net	$149,692	$85,112
Joint interest billing	2,379	1,890
Receivables from sand mine operations	10,694	2,940
Receivables from midstream operations	76	103
Accrued derivative contract settlement	886	7,002
Other receivables	65	66
Allowance for credit losses	(362)	(362)
Accounts receivable, net	$163,430	$96,751

The following table reflects the Company's beginning and ending balances of its accounts receivables from purchasers of its oil, natural gas and NGLs for the three months ended March 31, 2026 and the year ended December 31, 2025 (in thousands):

	March 31,	December 31,
	2026	2025
Beginning balance of accounts receivable from purchasers of oil, natural gas and NGLs	$85,112	$104,508
Ending balance of accounts receivable from purchasers of oil, natural gas and NGLs	149,692	85,112

Revenue and Royalties Payable

The following table summarizes the Company's revenues held in suspense and royalties payable as of March 31, 2026 and December 31, 2025 (in thousands):

	March 31,	December 31,
	2026	2025
Revenue held in suspense	$59,504	$55,488
Revenue and royalties payable	43,067	29,414
Severance tax payable	56	197
Total revenue and royalties payable	$102,627	$85,099

Accrued Liabilities

The following table summarizes the Company's current accrued liabilities as of March 31, 2026 and December 31, 2025 (in thousands):

	March 31,	December 31,
	2026	2025
Accrued capital expenditures	$16,481	$29,696
Accrued lease operating expenses	5,130	6,217
Accrued interest	22,210	10,126
Accrued ad valorem taxes	7,843	31,530
Accrued general and administrative expense	248	407
Accrued sand mine operating expenses	1,936	1,474
Accrued derivative contract settlement	26,659	676
Accrued payroll expenses	838	2,628
Other	795	1,121
Total accrued liabilities	$82,140	$83,875

Supplemental Cash Flow Information

The following table provides supplemental disclosures of cash flow information for the three months ended March 31, 2026 and 2025 (in thousands):

	For the three months ended
	March 31,
	2026	2025
Cash paid for:
Interest, net of capitalized interest	$(1,957)	$(5,008)
Capitalized interest	(386)	(508)
Interest paid	$(2,343)	$(5,516)
Income taxes	$—	$—
Non-cash investing activities:
Change in accrued capital expenditures	$(13,215)	$1,415
Additions to right of use assets	$—	$1,817

15. Subsequent Events

The Company evaluated subsequent events occurring after March 31, 2026 through July 20, 2026, the date our condensed consolidated interim financial statements were available for issuance.

In connection with the spring borrowing base redetermination on May 18, 2026, the Company entered into an amendment to its Credit Agreement. The amendment reaffirmed the borrowing base and elected commitments at $1.5 billion.